Exhibit 99.1
Monster Worldwide Reports Third Quarter 2011 Results
Bookings of $264 Million Increased 20% Year Over Year; Global Careers Bookings Increased 22% Year Over Year
GAAP EPS of $0.26, Including a $0.13 Non Recurring Net Benefit, Compares to a Loss of $0.05 per Share in Q3 2010
Non-GAAP EPS of $0.13 Compares to Q3 2010 Non-GAAP EPS of $0.02;
Non-GAAP Operating Margin Increased to 10% Compared with 2% in Q3 2010
Company Updates Full Year 2011 Guidance
Board Authorizes Share Repurchase Program of Up To $250 Million
New York, October 27, 2011— Monster Worldwide, Inc. (NYSE:MWW) today reported financial results for the third quarter and nine months ended September 30, 2011.
Sal Iannuzzi, chairman, president and chief executive officer of Monster Worldwide, said, “Our Global Careers bookings increased 22% on a year over year basis and we also improved profitability with an operating margin of 10% during the quarter. While our fourth quarter outlook reflects significantly greater uncertainty in the global economy, we are well positioned to grow global market share and expand our customer base worldwide as we leverage our global scale, broad product portfolio, and large seeker audience.”
“We are pleased to announce a share repurchase authorization, which reflects our confidence in our long-term growth prospects and operating strategy. In addition to providing a return of capital to our shareholders, we believe our stock represents an excellent investment at today’s prices. The program is facilitated by our strong balance sheet and demonstrates our commitment to increasing shareholder value,” added Mr. Iannuzzi.

Third Quarter Results
Bookings of $264 million increased 20% year over year. This compares to $221 million in the third quarter 2010 when excluding $14 million of bookings related to the arbitrage lead generation business, a portion of the Internet Advertising & Fees (IAF) business that the Company decided to no longer engage in as of July 1, 2011, as discussed below. Global Careers bookings increased 22% compared to the third quarter 2010. On a year over year basis, currency translation had an $8 million positive impact on bookings in the third quarter 2011. Historical data on bookings for prior quarters is available in the Company’s supplemental financial information.
Revenue was $259 million. This compares to third quarter 2010 GAAP revenue of $229 million, which included $14 million of revenue from the arbitrage lead generation business. Excluding this portion of the IAF business from third quarter 2010 results, revenue increased 20% from $217 million on a non-GAAP basis. On a year over year basis, currency translation had a $10 million positive impact on revenue in the third quarter 2011.
Global Careers revenue was $237 million, an increase of 21%, compared to non-GAAP Global Careers revenue of $196 million in the third quarter 2010. Careers-North America revenue was $123 million, an increase of 13% compared to non-GAAP Careers-North America revenue of $109 million in the third quarter 2010. Careers-International revenue grew 32% to $114 million compared with $87 million in the prior year period.
Internet Advertising & Fees (IAF) revenue was $22 million, a decrease of 38% compared to $35 million in the third quarter 2010. As previously disclosed, the Company decided to no longer engage in arbitrage lead generation activity as of July 1, 2011 due to the lack of profitability and in light of new regulations applicable to customers in the for-profit education market. Excluding $14 million of arbitrage lead generation activity in the third quarter 2010, IAF revenue was essentially flat on a year over year basis.
Consolidated GAAP operating expenses of $218 million compares to $234 million in the third quarter 2010. Net Income for the third quarter was $32 million, or $0.26 per share. This compares to a net loss of $5.7 million, or $0.05 per share, in the prior year period.

Net Income for the quarter included pre-tax adjustments of $15 million, or $0.13 per share net of tax. These items consisted of a net gain of $17 million relating to a release of escrowed funds associated with the ChinaHR acquisition and $2 million in restructuring charges primarily related to the decision to no longer engage in the arbitrage lead generation business. These pro-forma items are described in the “Notes Regarding the Use of Non-GAAP Financial Measures” and are reconciled to the GAAP measure in the accompanying tables.
Non-GAAP Net Income of $16 million, or $0.13 per share, compares to $2 million, or $0.02 per share in the third quarter 2010. The decision to no longer engage in the arbitrage lead generation business had no impact on the Company’s net income or earnings per share. Non-GAAP operating expenses were $233 million or a 4% year over year increase.
Net cash was $99 million as of September 30, 2011 compared to $39 million as of December 31, 2010. Net operating cash flow in the quarter was $48 million. Deferred revenue as of September 30, 2011 was $354 million compared to $313 million as of September 30, 2010.
Nine Months Results
Monster Worldwide reported total revenue on a GAAP basis of $790 million for the nine months ended September 30, 2011 compared to $659 million in the same period last year, a 20% year over year increase. Global Careers bookings increased 26% year over year during the same period. Monster Careers revenue increased 25% to $702 million compared with $560 million in the 2010 period. Internet Advertising & Fees reported revenue of $89 million compared to $99 million in the prior year period. The Company reported GAAP earnings of $43 million, or $0.34 per diluted share, compared to a GAAP loss of $33 million, or $0.27 loss per share, in the prior period.
Share Repurchase
The Company also announced that its Board of Directors has authorized a share repurchase program of up to $250 million. Under the share repurchase program, shares of common stock will be purchased on the open market or through privately negotiated transactions from time-to-time during the authorized period through April 2013. Under the authorization, the timing and amount of purchases would be based on market conditions, corporate and legal requirements and other factors. The share repurchase program does not obligate the Company to acquire any specific number of shares in any period, and may be modified, suspended, extended or discontinued at any time without prior notice.

Company Provides Q4 Guidance and Updates 2011 Outlook
The Company offered the following business outlook based on current available information and expectations as of October 27, 2011, and reflecting the financial impact of the Company’s decision to no longer engage in the arbitrage lead generation business as of July 1, 2011.
Growth rates exclude the impact of the arbitrage lead generation business, which accounted for $12 million and $26 million in bookings and revenue in the fourth quarter 2010 and the second half 2010, respectively.
Q4 and Full Year 2011 Outlook
($’s in millions, except per share amounts)
Fourth quarter bookings are expected to be approximately flat compared to the fourth quarter 2010. Fourth quarter revenue is expected to increase in the range of 3 to 7 percent compared to the fourth quarter 2010. Fourth quarter EPS is expected to be in the range of $0.11 to $0.15.
Full year bookings growth is expected to be approximately 16 percent and revenue growth is expected to be in the range of 17 to 18 percent. Full year EPS is expected to be in the range of $0.38 to $0.42.
Special Note: The statements in this release that are not strictly historical, including, without limitation, statements regarding the Company’s strategic direction, prospects and future results, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties and, therefore, actual results may differ materially from what is expressed or implied herein and no assurance can be given that the Company will achieve, among other things, its outlook with respect to bookings, revenue or earnings per share for the fourth fiscal quarter of 2011 or the full 2011 fiscal year. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, economic and other conditions in the markets in which we operate, risks associated with acquisitions or dispositions, competition, and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on the forward-looking statements in this release as they reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any of the forward-looking statements contained in this release or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call and Webcast
Third quarter 2011 results will be discussed on Monster Worldwide’s quarterly conference call on October 27, 2011 at 8:30 AM ET. A live webcast of the conference call can be accessed online through the Investor Relations section of the Company’s website at http://ir.monster.com. To join the conference call by telephone, please dial (888) 696-1396 or (706) 758-9636 and reference conference ID# 21035000.
A presentation of financial slides will be referenced during the conference call and will be viewable through the live webcast. A PDF of the financial presentation can also be accessed directly at http://about-monster.com/sites/default/files/q311earningsslidesarchive.pdf or through the Company’s Investor Relations website at http://ir.monster.com.
The Company has also made available certain supplemental financial information which can be accessed directly at http://about-monster.com/sites/default/files/q311financialsupplement.pdf or through the Company’s Investor Relations website at http://ir.monster.com.
For a replay of the conference call, please dial (855) 859-2056 or (404) 537-3406 and reference ID# 21035000. This number is valid until midnight on November 3, 2011.
Contacts
Investors: Lori Chaitman, (212) 351-7090, Lori.Chaitman@monster.com

Media: Matt Henson, (978) 823-2627, Matthew.Henson@monster.com
About Monster Worldwide
Monster Worldwide, Inc. (NYSE: MWW), parent company of Monster® the premier global online employment solution for more than a decade, strives to inspire people to improve their lives. With a local presence in key markets in North America, Europe, Asia and South America, Monster works for everyone by connecting employers with quality job seekers at all levels and by providing personalized career advice to consumers globally. Through online media sites and services, Monster delivers vast, highly targeted audiences to advertisers. Monster Worldwide is a member of the S&P 500 index. To learn more about Monster’s industry-leading products and services, visit www.monster.com.

Notes Regarding the Use of Non-GAAP Financial Measures
The Company has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles (“GAAP”) and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations.
Non-GAAP revenue, operating expenses, operating income, operating margin, net income or loss and diluted earnings per share all exclude certain pro-forma adjustments including: severance charges related to the targeted global headcount reduction; restructuring charges primarily related to severance associated with the decision to no longer engage in the arbitrage lead generation business; facility charges primarily related to changes in sublet assumptions on previously exited facilities; the fair value adjustment to deferred revenue in connection with the acquisition of HotJobs; realized gains on marketable securities; acquisition and integration-related costs associated with the acquisition of HotJobs; and the receipt of escrowed funds associated with the ChinaHR acquisition. The Company uses these non-GAAP measures for reviewing the ongoing results of the Company’s core business operations and in certain instances, for measuring performance under certain of the Company’s incentive compensation plans. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is defined as net income or loss before interest income or expense, income tax expense or benefit, net gain or loss in equity interests, depreciation and amortization and non-cash compensation expense. The Company considers EBITDA to be an important indicator of its operational strength which the Company believes is useful to management and investors in evaluating its operating performance. EBITDA is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies.
Operating income before depreciation and amortization (“OIBDA”) is defined as net income or loss from operations before depreciation, amortization of intangible assets, amortization of stock-based compensation and non-cash costs incurred in connection with the Company’s restructuring program. The Company considers OIBDA to be an important indicator of its operational strength. This measure eliminates the effects of depreciation, amortization of intangible assets, amortization of stock-based compensation and non-cash restructuring costs from period to period, which the Company believes is useful to management and investors in evaluating its operating performance. OIBDA is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies.
Bookings represent the dollar value of contractual orders received in the relevant period.
Free cash flow is defined as cash flow from operating activities less capital expenditures. Free cash flow is considered a liquidity measure and provides useful information about the Company’s ability to generate cash after investments in property and equipment. Free cash flow reflected herein is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies. Free cash flow does not reflect the total change in the Company’s cash position for the period and should not be considered a substitute for such a measure.

Net cash and securities is defined as cash and cash equivalents plus short-term and long-term marketable securities, less total debt. Total available liquidity is defined as cash and cash equivalents, plus short-term and long-term marketable securities plus unused borrowings under our credit facility. The Company considers net cash and securities and total available liquidity to be important measures of liquidity and indicators of its ability to meet its ongoing obligations. The Company also uses net cash and securities and total available liquidity, among other measures, in evaluating its choices for capital deployment. Net cash and securities and total available liquidity are presented herein as non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

MONSTER WORLDWIDE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenue	$259,048	$228,842	$790,126	$659,064

Salaries and related	129,308	119,297	397,182	362,713
Office and general	57,483	63,272	186,024	182,326
Marketing and promotion	46,527	51,661	162,749	158,167
Release of ChinaHR escrowed funds	(17,400)	—	(17,400)	—
Restructuring charges	2,004	—	2,004	—

Total operating expenses	217,922	234,230	730,559	703,206

Operating income (loss)	41,126	(5,388)	59,567	(44,142)

Interest and other, net	(1,478)	(1,286)	(2,430)	(1,038)

Income (loss) before income taxes and loss in equity interests	39,648	(6,674)	57,137	(45,180)

Provision for (benefit from) income taxes	7,453	(1,823)	13,250	(14,831)
Loss in equity interests, net	(368)	(873)	(996)	(2,511)

Net income (loss)	$31,827	$(5,724)	$42,891	$(32,860)

Basic income (loss) per share	$0.26	$(0.05)	$0.35	$(0.27)

Diluted income (loss) per share	$0.26	$(0.05)	$0.34	$(0.27)

Weighted average shares outstanding:

Basic	122,991	120,796	122,212	120,509

Diluted	123,972	120,796	124,338	120,509

Operating income before depreciation and amortization:

Operating income (loss)	$41,126	$(5,388)	$59,567	$(44,142)
Depreciation and amortization of intangibles	18,844	16,482	56,298	48,778
Amortization of stock-based compensation	8,994	13,533	34,431	34,677

Operating income before depreciation and amortization	$68,964	$24,627	$150,296	$39,313

MONSTER WORLDWIDE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2011	2010
Cash flows provided by operating activities:
Net income (loss)	$42,891	$(32,860)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	56,298	48,778
Provision for doubtful accounts	2,452	2,036
Non-cash compensation	34,431	34,677
Deferred income taxes	(6,562)	(26,094)
Loss on disposal of assets	—	163
Loss in equity interests, net	996	2,511
Gains on auction rate securities	(1,732)	(2,415)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	47,696	13,279
Prepaid and other	(2,361)	108
Deferred revenue	(24,931)	(2,586)
Accounts payable, accrued liabilities and other	(24,163)	23,927

Total adjustments	82,124	94,384

Net cash provided by operating activities	125,015	61,524

Cash flows used for investing activities:
Capital expenditures	(45,433)	(36,656)
Cash funded to equity investee	(2,559)	(4,424)
Sales and maturities of marketable securities and other	1,732	22,995
Payments for acquisitions and intangible assets, net of cash acquired	—	(225,000)
Dividends received from unconsolidated investee	443	220

Net cash used for investing activities	(45,817)	(242,865)

Cash flows provided by financing activities:
Proceeds from borrowings on credit facilities short-term	107,725	90,000
Payments on borrowings on term loan and credit facilities	(9,500)	(5,000)
Tax withholdings related to net share settlements of restricted stock awards and units	(16,876)	(9,804)
Proceeds from the exercise of employee stock options	23	66

Net cash provided by financing activities	81,372	75,262

Effects of exchange rates on cash	(1,938)	(2,655)

Net increase (decrease) in cash and cash equivalents	158,632	(108,734)
Cash and cash equivalents, beginning of period	163,169	275,447

Cash and cash equivalents, end of period	$321,801	$166,713

Free cash flow:

Net cash provided by operating activities	$125,015	$61,524
Less: Capital expenditures	(45,433)	(36,656)

Free cash flow	$79,582	$24,868

MONSTER WORLDWIDE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2011	December 31, 2010
Assets:

Cash and cash equivalents	$321,801	$163,169
Accounts receivable, net	298,778	346,751
Property and equipment, net	155,642	150,147
Goodwill and intangibles, net	1,191,833	1,189,135
Other assets	127,256	128,800

Total Assets	$2,095,310	$1,978,002

Liabilities and Stockholders’ equity:

Accounts payable, accrued expenses and other current liabilities	$202,251	$225,876
Deferred revenue	354,029	376,448
Current portion of long-term debt and borrowings on credit facilities	187,771	84,500
Long-term income taxes payable	98,164	95,390
Long-term debt, less current portion	35,000	40,000
Other long-term liabilities	20,534	27,138

Total Liabilities	$897,749	$849,352

Stockholders’ Equity	1,197,561	1,128,650

Total Liabilities and Stockholders’ Equity	$2,095,310	$1,978,002

MONSTER WORLDWIDE, INC.
UNAUDITED NON-GAAP STATEMENTS OF OPERATIONS AND RECONCILIATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30, 2011				Three Months Ended September 30, 2010
		Non-GAAP		Consolidated		Non-GAAP		Consolidated
	As Reported	Adjustments		Non-GAAP	As Reported	Adjustments		Non-GAAP
Revenue	$259,048	$—		$259,048	$228,842	$1,788	a	$230,630	i

Salaries and related	129,308	—		129,308	119,297	(546	) b	118,751
Office and general	57,483	—		57,483	63,272	(8,605	) d	54,667
Marketing and promotion	46,527	—		46,527	51,661	—		51,661
Release of ChinaHR escrowed funds	(17,400)	17,400	e	—	—	—		—
Restructuring charges	2,004	(2,004	) f	—	—	—		—

Total operating expenses	217,922	15,396		233,318	234,230	(9,151)		225,079

Operating income (loss)	41,126	(15,396)		25,730	(5,388)	10,939		5,551
Operating margin	15.9%			9.9%	-2.4%			2.4%

Interest and other, net	(1,478)	—		(1,478)	(1,286)	(311	) g	(1,597)

Income (loss) before income taxes and loss in equity interests	39,648	(15,396)		24,252	(6,674)	10,628		3,954

Provision for (benefit from) income taxes	7,453	671	h	8,124	(1,823)	2,903	h	1,080
Loss in equity interests, net	(368)	—		(368)	(873)	—		(873)

Net income (loss)	$31,827	$(16,067)		$15,760	$(5,724)	$7,725		$2,001

Diluted earnings (loss) per share	$0.26	$(0.13)		$0.13	$(0.05)	$0.06		$0.02

Weighted average shares outstanding:
Diluted	123,972	123,972		123,972	120,796	120,796		122,274

	Nine Months Ended September 30, 2011				Nine Months Ended September 30, 2010
		Non-GAAP		Consolidated		Non-GAAP		Consolidated
	As Reported	Adjustments		Non-GAAP	As Reported	Adjustments		Non-GAAP
Revenue	$790,126	$2,658	a	$792,784	$659,064	1,788	a	$660,852

Salaries and related	397,182	(1,178	) b,d	396,004	362,713	(7,400	) b	355,313
Office and general	186,024	(6,829	) c,d	179,195	182,326	(18,211	) d	164,115
Marketing and promotion	162,749	—		162,749	158,167	—		158,167
Release of ChinaHR escrowed funds	(17,400)	17,400	e	—	—	—		—
Restructuring charges	2,004	(2,004	) f	—	—	—		—

Total operating expenses	730,559	7,389		737,948	703,206	(25,611)		677,595

Operating income (loss)	59,567	(4,731)		54,836	(44,142)	27,399		(16,743)
Operating margin	7.5%			6.9%	-6.7%			-2.5%

Interest and other, net	(2,430)	(1,120	) g	(3,550)	(1,038)	(2,414	) g	(3,452)

Income (loss) before income taxes and loss in equity interests	57,137	(5,851)		51,286	(45,180)	24,985		(20,195)

Provision for (benefit from) income taxes	13,250	4,027	h	17,277	(14,831)	7,753	h	(7,078)
Loss in equity interests, net	(996)	—		(996)	(2,511)	—		(2,511)

Net income (loss)	$42,891	$(9,878)		$33,013	$(32,860)	$17,232		$(15,628)

Diluted earnings (loss) per share	$0.34	$(0.08)		$0.27	$(0.27)	$0.14		$(0.13)

Weighted average shares outstanding:
Diluted	124,338	124,338		124,338	120,509	120,509		120,509
Note Regarding Non-GAAP Adjustments:

The financial information included herein contains certain Non-GAAP financial measures. This information is not intended to be used in place of the financial information prepared and presented in accordance with GAAP, nor is it intended to be considered in isolation. We believe that the above presentation of Non-GAAP measures provide useful information to management and investors regarding certain core operating and business trends relating to our results of operations, exclusive of certain restructuring related and other special charges.

Non-GAAP adjustments consist of the following:
a	Deferred revenue fair value adjustment required under existing purchase accounting rules relating to the acquisition of the Hotjobs Assets in Q3 2010.

b	Severance charges primarily related to the reorganization of the product & technology groups on a global basis.

c	Charges related to changes in sublet assumptions on previously exited facilities.

d	Acquisition and integration related costs associated with the acquisition of the Hotjobs Assets.

e	Net gain relating to release of ChinaHR escrowed funds.

f	Restructuring charges primarily related to the Company no longer engaging in the arbitrage lead generation business.

g	Net realized gains on available for sale securities.

h
Income tax adjustment is calculated using the effective tax rate of the reported period multiplied by the ProForma adjustment to income (loss) before income taxes and loss in equity interests. For 2011, the provison for income taxes is net of a non-taxable gain from the release of the ChinaHR escrowed funds.

i	Excluding the effect of the arbitrage lead generation business, Non-GAAP revenue for the three months ended September 30, 2010 was $216,744.

MONSTER WORLDWIDE, INC.
UNAUDITED NON-GAAP OPERATING SEGMENT INFORMATION
(in thousands)

			Internet
	Careers -	Careers -	Advertising &	Corporate
Three Months Ended September 30, 2011	North America	International	Fees	Expenses	Total

Revenue — GAAP	$123,160	$114,091	$21,797		$259,048
Non-GAAP Adjustments	—	—	—		—

Revenue — Non-GAAP	$123,160	$114,091	$21,797		$259,048

Operating income — GAAP	$21,434	$10,400	$395	$8,897	$41,126
Non-GAAP Adjustments	—	323	1,681	(17,400)	(15,396)

Operating income (loss) — Non-GAAP	$21,434	$10,723	$2,076	$(8,503)	$25,730

OIBDA — GAAP	$33,589	$20,647	$3,737	$10,991	$68,964
Non-GAAP Adjustments	—	323	1,681	(17,400)	(15,396)

OIBDA — Non-GAAP	$33,589	$20,970	$5,418	$(6,409)	$53,568

Operating margin — GAAP	17.4%	9.1%	1.8%		15.9%
Operating margin — Non-GAAP	17.4%	9.4%	9.5%		9.9%

OIBDA margin — GAAP	27.3%	18.1%	17.1%		26.6%
OIBDA margin — Non-GAAP	27.3%	18.4%	24.9%		20.7%

			Internet
	Careers -	Careers -	Advertising &	Corporate
Three Months Ended September 30, 2010	North America	International	Fees	Expenses	Total

Revenue	$107,229	$86,683	$34,930		$228,842
Non-GAAP Adjustments	1,788	—	—		1,788

Revenue — Non-GAAP	$109,017	$86,683	$34,930		$230,630

Operating income (loss) — GAAP	$18,773	$(5,882)	$1,880	$(20,159)	$(5,388)
Non-GAAP Adjustments	1,971	306	57	8,605	10,939

Operating income (loss) — Non-GAAP	$20,744	$(5,576)	$1,937	$(11,554)	$5,551

OIBDA — GAAP	$29,734	$5,170	$5,673	$(15,950)	$24,627
Non-GAAP Adjustments	1,971	306	57	8,605	10,939

OIBDA — Non-GAAP	$31,705	$5,476	$5,730	$(7,345)	$35,566

Operating margin — GAAP	17.5%	-6.8%	5.4%		-2.4%
Operating margin — Non-GAAP	19.0%	-6.4%	5.5%		2.4%

OIBDA margin — GAAP	27.7%	6.0%	16.2%		10.8%
OIBDA margin — Non-GAAP	29.1%	6.3%	16.4%		15.4%

			Internet
	Careers -	Careers -	Advertising &	Corporate
Nine Months Ended September 30, 2011	North America	International	Fees	Expenses	Total

Revenue — GAAP	$366,757	$334,803	$88,566		$790,126
Non-GAAP Adjustments	2,658	—	—		2,658

Revenue — Non-GAAP	$369,415	$334,803	$88,566		$792,784

Operating income (loss) — GAAP	$54,425	$26,079	$3,760	$(24,697)	$59,567
Non-GAAP Adjustments	2,885	605	1,702	(9,923)	(4,731)

Operating income (loss) — Non-GAAP	$57,310	$26,684	$5,462	$(34,620)	$54,836

OIBDA — GAAP	$92,460	$58,919	$14,643	$(15,726)	$150,296
Non-GAAP Adjustments	2,885	605	1,702	(9,923)	(4,731)

OIBDA — Non-GAAP	$95,345	$59,524	$16,345	$(25,649)	$145,565

Operating margin — GAAP	14.8%	7.8%	4.2%		7.5%
Operating margin — Non-GAAP	15.5%	8.0%	6.2%		6.9%

OIBDA margin — GAAP	25.2%	17.6%	16.5%		19.0%
OIBDA margin — Non-GAAP	25.8%	17.8%	18.5%		18.4%

			Internet
	Careers -	Careers -	Advertising &	Corporate
Nine Months Ended September 30, 2010	North America	International	Fees	Expenses	Total

Revenue	$301,134	$259,168	$98,762		$659,064
Non-GAAP Adjustments	1,788	—	—		1,788

Revenue — Non-GAAP	$302,922	$259,168	$98,762		$660,852

Operating income (loss) — GAAP	$32,455	$(23,830)	$3,662	$(56,429)	$(44,142)
Non-GAAP Adjustments	5,298	2,996	981	18,124	27,399

Operating income (loss) — Non-GAAP	$37,753	$(20,834)	$4,643	$(38,305)	$(16,743)

OIBDA — GAAP	$62,230	$7,664	$14,493	$(45,074)	$39,313
Non-GAAP Adjustments	5,298	2,996	981	18,124	27,399

OIBDA — Non-GAAP	$67,528	$10,660	$15,474	$(26,950)	$66,712

Operating margin — GAAP	10.8%	-9.2%	3.7%		-6.7%
Operating margin — Non-GAAP	12.5%	-8.0%	4.7%		-2.5%

OIBDA margin — GAAP	20.7%	3.0%	14.7%		6.0%
OIBDA margin — Non-GAAP	22.3%	4.1%	15.7%		10.1%